Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

between

ISM Connect, LLC

and

Smith Micro Software, Inc.

dated as of

December 17, 2018

TABLE OF CONTENTS

Article I Definitions	1
Article II Purchase and Sale	8
Section 2.01	Purchase and Sale of Assets8
Section 2.02	Excluded Assets9
Section 2.03	Assumed Liabilities10
Section 2.04	Excluded Liabilities10
Section 2.05	Purchase Price12
Section 2.06	Escrowed Shares12
Section 2.07	Allocation of Purchase Price.13
Section 2.08	Withholding Tax13
Section 2.09	Third Party Consents13
Section 2.10	Further Assurances for Purchased Assets.14
Article III Closing	14
Section 3.01	Closing14
Section 3.02	Closing Deliverables14
Article IV Representations and Warranties of Seller	16
Section 4.01	Organization and Qualification of Seller16
Section 4.02	Authority of Seller17
Section 4.03	No Conflicts; Consents17
Section 4.04	Financial Statements17
Section 4.05	Undisclosed Liabilities18
Section 4.06	Absence of Certain Changes, Events and Conditions18
Section 4.07	Material Contracts19
Section 4.08	Title to Purchased Assets21
Section 4.09	Condition and Sufficiency of Assets21
Section 4.10	Real Property21
Section 4.11	Intellectual Property21
Section 4.12	Customers and Suppliers24
Section 4.13	Insurance24
Section 4.14	Legal Proceedings; Governmental Orders25
Section 4.15	Compliance with Laws; Permits25

i

Section 4.16	Environmental Matters25
Section 4.17	Employee Benefit Matters26
Section 4.18	Employment Matters26
Section 4.19	Taxes.27
Section 4.20	Brokers28
Section 4.21	Status and Investment Intent28
Section 4.22	Full Disclosure28
Section 4.23	Disclosure Schedules28
Article V Representations and Warranties of Buyer	29
Section 5.01	Organization of Buyer29
Section 5.02	Authority of Buyer29
Section 5.03	No Conflicts; Consents29
Section 5.04	Brokers30
Section 5.05	Legal Proceedings30
Section 5.06	Sufficiency of Funds30
Section 5.07	Valid Issuance30
Section 5.08	SEC Reports; Financial Statements30
Section 5.09	Absence of Changes.31
Section 5.10	Governmental Authorizations.31
Section 5.11	Listing and Maintenance Requirements.31
Article VI Covenants	31
Section 6.01	Employees and Employee Benefits31
Section 6.02	Confidentiality32
Section 6.03	Non-Competition32
Section 6.04	Books and Records33
Section 6.05	Bulk Sales Laws34
Section 6.06	Receivables34
Section 6.07	Transfer Taxes34
Section 6.08	Tax Clearance Certificates34
Section 6.09	Further Assurances34
Section 6.10	Registration Rights35
Section 6.11	Sales under Rule 14438
Section 6.12	Listing of Common Stock.39

Section 6.13	Post-Closing Audit39
Section 6.14	Conduct of Business Prior to the Closing.40
Section 6.15	Access to Information.40
Section 6.16	No Solicitation of Other Bids.41
Section 6.17	Notice of Certain Events.41
Section 6.18	Consents.41
Section 6.19	Closing Conditions.42
Article VII Indemnification	42
Section 7.01	Survival42
Section 7.02	Indemnification by Seller42
Section 7.03	Indemnification By Buyer43
Section 7.04	Certain Limitations43
Section 7.05	Indemnification Procedures45
Section 7.06	Payments; Escrowed Shares47
Section 7.07	Tax Treatment of Indemnification Payments47
Section 7.08	Effect of Investigation47
Section 7.09	Exclusive Remedies47
Article VIII Conditions to Closing	48
Section 8.01	Conditions to Obligations of Buyer.48
Section 8.02	Conditions to Obligations of Seller.49
Article IX Termination	50
Section 9.01	Termination.50
Section 9.02	Effect of Termination.51
Article X Miscellaneous	51
Section 10.01	Expenses51
Section 10.02	Notices51
Section 10.03	Interpretation52
Section 10.04	Headings52
Section 10.05	Severability52
Section 10.06	Entire Agreement53
Section 10.07	Successors and Assigns53
Section 10.08	No Third-party Beneficiaries53
Section 10.09	Amendment and Modification; Waiver53

Section 10.10	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial53
Section 10.11	Specific Performance54
Section 10.12	Counterparts54

Exhibit A – Escrow Agreement

Exhibit B – Bill of Sale, Assignment and Assumption Agreement

Exhibit C – Form of Intellectual Property Assignment

Exhibit D – Transition Services Agreement

Exhibit E – Form of Offer Letter

Disclosure Schedule:

Section 1 – Business as Proposed to be Conducted

Section 2.01(a) – Inventory

Section 2.01(b) – Contracts

Section 2.01(c) – Intellectual Property Assets

Section 2.01(d) – Tangible Personal Property

Section 2.01(f) – Actions

Section 2.01(g) – Prepaids

Section 2.03(b) – Assumed Liabilities

Section 2.03(c) – Operating Liabilities

Section 4.01 – Organization

Section 4.03 – Consents

Section 4.05 – Undisclosed Liabilities

Section 4.06 – Absence of Certain Changes, Events and Conditions

Section 4.07(a) – Material Contracts

Section 4.08 – Encumbrances

Section 4.10 – Real Property

Section 4.11(b)(ii) – Public Software

Section 4.11(c) – Form of Intellectual Property Assignment

Section 4.12(a) – Material Customers

Section 4.12(b) – Material Suppliers

Section 4.14(a) – Legal Proceedings; Government Orders

Section 4.15(b) – Permits

Section 4.17(a) – Employee Benefits Matters

Section 4.18(a) – Employment Matters

Section 5.03 – No Conflicts; Consents

Section 5.11 – Listing and Maintenance Requirements

Section 6.01 – Employees

Section 8.01(h) – Continuing Employees

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of December 17, 2018, is entered into between ISM Connect, LLC, a Nevada limited liability company (“Seller”) and Smith Micro Software, Inc., a Delaware corporation (“Buyer”).

Recitals

WHEREAS, Seller is engaged through its Smart Retail Division in the business of marketing, selling and developing technology that processes data points daily at cellular telephone retail stores throughout the world in order to provide user-friendly interactive experiences to consumers and to deliver actionable consumer business intelligence to clients as it pertains to cellular telephone retail stores (the “Business”);

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein; and

WHEREAS, a portion of the purchase price payable by Buyer to Seller shall be placed in escrow by Buyer, all as set forth in this Agreement and the Escrow Agreement (as defined herein);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Acquisition Proposal” has the meaning set forth in Section 6.16(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.07.

“Ancillary Documents” means the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, Offer Letters, the Transition Services Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.

“Anniversary Date” has the meaning set forth in Section 6.10(b).

“Annual Statements of Income” has the meaning set forth in Section 4.04.

“Assigned Contracts” has the meaning set forth in Section 2.01(b).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Audit Firm” has the meaning set forth in Section 6.13.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Basket” has the meaning set forth in Section 7.04(a).

“Benefit Plan” has the meaning set forth in Section 4.17(a).

“Bill of Sale, Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(j).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, NY are authorized or required by Law to be closed for business.

“Business Personnel” has the meaning set forth in Section 4.18(a).

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 3.02(b)(viii).

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

“Buyer Shares” means the Initial Shares and the Escrowed Shares.

“Cap” has the meaning set forth in Section 7.04(a).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Share Price” has the meaning set forth in Section 2.05(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of Buyer, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority:  (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any hazardous materials.  The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs):  the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” has the meaning set forth in Section 2.06(a).

“Escrow Agreement” has the meaning set forth in Section 2.06(a).

“Escrow Value” has the meaning set forth in Section 2.05(a).

“Escrowed Shares” has the meaning set forth in Section 2.05(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(a).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Financial Statements” has the meaning set forth in Section 4.04.

“FIRPTA Certificate” has the meaning set forth in Section 3.02(a)(iii).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 4.07(a)(vii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnified Party” has the meaning set forth in Section 7.05.

“Indemnifying Party” has the meaning set forth in Section 7.05.

“Independent Accountant” means  the office of an impartial nationally recognized firm of independent certified public accountants mutually agreed upon and appointed by Buyer and Seller.

“Initial Shares” has the meaning set forth in Section 2.05(a).

“Insurance Benefits” has the meaning set forth in Section 2.01(h).

“Insurance Policies” has the meaning set forth in Section 4.13.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world:  (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, middleware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, build instructions and other documentation thereof (“Software”); (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted by Seller (as described in Section 1of the Disclosure Schedules); to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used or held for use in the conduct of the Business as currently conducted or proposed to be conducted by Seller (as described in Section 1of the Disclosure Schedules), together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof/accruing on or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(ii).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Inventory” has the meaning set forth in Section 2.01(a).

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge, following a reasonable investigation, of Kent Heyman, Ryan Owen, Theresa Cangialosi or Joseph Martinez.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Material Customers” has the meaning set forth in Section 4.12(a).

“Material Suppliers” has the meaning set forth in Section 4.12(b).

“Offer Letters” has the meaning set forth in 8.01(h).

“Open License Terms” has the meaning set forth in Section 4.11(b)(ii).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Public Software” has the meaning set forth in Section 4.11(b)(ii).

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Registration Statement” has the meaning set forth in Section 6.10(b).

“Related Software” has the meaning set forth in Section 4.11(b)(ii).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means the development of technology that processes data points at cellular telephone retail stores throughout the world in order to provide user-friendly interactive experiences to consumers and to deliver actionable consumer business intelligence to customers as it pertains to cellular telephone retail stores.

“Restricted Period” has the meaning set forth in Section 6.03(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Federal Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 3.02(a)(x).

“Seller Indemnitees” has the meaning set forth in Section 7.03.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Tangible Personal Property” has the meaning set forth in Section 2.01(d).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever imposed by a Governmental Authority, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Territory” means the United States of America

“Third Party Claim” has the meaning set forth in Section 7.05(a).

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE, American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCBB, OTCQB or OTCQX (or any successors to any of the foregoing).

“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(viii).

“Union” has the meaning set forth in Section 4.18(b).

“Warranties” has the meaning set forth in Section 2.01(h).

“Work” has the meaning set forth in Section 4.11(b)(ii).

Article II
Purchase and Sale

Section 2.01Purchase and Sale of Assets

.  Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the following assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”):

(a)inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”) listed on Section 2.01(a) of the Disclosure Schedules;

(b)Contracts, including Intellectual Property Agreements, listed on Section 2.01(b) of the Disclosure Schedules (the “Assigned Contracts”);

(c)Intellectual Property Assets listed on Section 2.01(c) of the Disclosure Schedules;

(d)furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (“Tangible Personal Property”) listed on Section 2.01(d) of the Disclosure Schedules;

(e)Permits listed on Section 4.15(b) of the Disclosure Schedules;

(f)rights to the Actions listed on Section 2.01(f) of the Disclosure Schedules;

(g)prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes) listed on Section 2.01(g) of the Disclosure Schedules;

(h)all of Seller’s rights under warranties, indemnities and all similar rights against third parties (“Warranties”) to the extent related to any Purchased Assets;

(i)all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities (the “Insurance Benefits”);

(j)originals, or where not available, copies, of all books and records, whether kept electronically or otherwise, of the Business, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (the “Books and Records”); and

(k)all goodwill and the going concern value of the Business, including customer relationships and pipeline opportunities.

Section 2.02Excluded Assets

.  Notwithstanding the foregoing, the Purchased Assets shall not include any assets of Seller not listed in Section 2.01, including but not limited to the following assets (collectively, the “Excluded Assets”):

(a)Contracts not listed on Section 2.01(b) of the Disclosure Schedules (the “Excluded Contracts”);

(b)Intellectual Property Assets not listed on Section 2.01(c) of the Disclosure Schedules;

(c)Books and Records which do not pertain to the Business;

(d)cash and cash equivalents;

(e)all accounts or notes receivable held by Seller;

(f)the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(g)all Benefit Plans and assets attributable thereto; and

(h)the rights which accrue or will accrue to Seller under this Agreement and the Ancillary Documents.

Section 2.03Assumed Liabilities

.  Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business following the Closing Date and, with respect to Contracts with customers, for which Seller has not yet invoiced the customer for such services or products;

(b)those Liabilities of Seller expressly set forth on Section 2.03(b) of the Disclosure Schedules; and

(c)Liabilities and obligations of the Business arising post-Closing under those quotes, bids, proposals, awards, customer orders, work-in-process, pending projects, contracts and purchase orders with customers given, entered into and accepted by Seller in the ordinary course of business and remaining uncompleted or outstanding on the Closing Date that are expressly listed on Section 2.03(c) of the Disclosure Schedules, and only to the extent (i) that services or products to be provided by the Business post-Closing have not been invoiced as of the Closing Date or (ii) any amounts invoiced thereunder or in connection therewith prior to the Closing Date are individually set forth on Section 2.03(c) of the Disclosure Schedules.

Section 2.04Excluded Liabilities

.  Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”).  Seller shall, and shall cause each of its Affiliates to, indemnify and hold harmless Buyer from all Excluded Liabilities which they are obligated to pay and satisfy.  Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b)any Liability for (i) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 6.07; or (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c)any Liabilities relating to or arising out of the Excluded Assets;

(d)any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e)any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller, to the extent the cost to Buyer of all such product Liability or similar claims in the aggregate exceeds $20,000.

(f)any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller, to the extent the cost to Buyer of all such recalls, design defects or similar claims exceeds $20,000.

(g)any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

(h)any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(i)any claims or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

(j)any trade accounts or notes payable of Seller;

(k)any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(l)any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 7.03 as Seller Indemnitees;

(m)any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(n)any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions or any other third party; and

(o)any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

Section 2.05Purchase Price

.

(a)The aggregate purchase price for the Purchased Assets shall consist of the following consideration (collectively, the “Purchase Price”):  (i) Four Million Dollars ($4,000,000.00) in cash, subject to a dollar-for-dollar reduction equal to the amount of any Assumed Liabilities set forth on Section 2.03(b) or Section 2.03(c) of the Disclosure Schedules (the “Cash Consideration”); (ii) Four Million Eight Hundred Eighty-Seven Thousand Five Hundred Dollars ($4,887,500.00) in value represented by Two Million Two Hundred Ninety-Four Thousand Six Hundred One (2,294,601) shares of Buyer’s common stock (the “Initial Shares”); and (iii) Eight Hundred Sixty-Two Thousand Five Hundred Dollars ($862,500.00) in value (the “Escrow Value”) represented by Four Hundred Four Thousand Nine Hundred Thirty (404,930) shares of Buyer’s common stock to be held in escrow pursuant to the Escrow Agreement (the “Escrowed Shares”).  The Purchase Price shall be paid as provided in Section 3.02.

(b)The number of Initial Shares and Escrowed Shares to be issued to Seller and delivered into escrow, respectively, was determined based on the average closing price of Buyer’s common stock as reflected on Nasdaq.com for the twenty (20) trading days prior to the date of this Agreement, rounded to the nearest whole cent (the “Closing Share Price”).

(c)The Initial Shares and the Escrowed Shares shall be registered for resale by Buyer pursuant to Section 6.10.

Section 2.06Escrowed Shares

.

(a)The Escrowed Shares will be deposited by Buyer and held in an escrow account managed by Computershare Trust Company, N.A., as escrow agent (the “Escrow Agent”) for the benefit of the Seller, pursuant to an Escrow Agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”) to be executed and delivered by the parties and the Escrow Agent at Closing. The Escrow Agreement will provide that any Escrowed Shares not released to Buyer or subject to an unresolved claim for indemnification will be unconditionally released to Seller on the 12-month anniversary of the Closing Date. The costs and fees to be charged by the Escrow Agent shall be shared equally between the Buyer and the Seller. The Seller shall be entitled to exercise (or direct the Escrow Agent to exercise) all the rights inherent to the Escrowed Shares not cancelled to satisfy the indemnification obligations of Seller, including, without limitation, any voting rights, subscription rights and rights to dividends with respect to the Escrowed Shares.

(b)The Escrowed Shares shall serve as a source, but not the sole source, to address any Losses payable to a Buyer Indemnitee pursuant to Article VII.  The Escrow Agent shall deliver the Escrowed Shares to Seller on the 12-month anniversary of the Closing Date, less any Escrowed Shares that were delivered to a Buyer Indemnitee as payment for Losses payable to a Buyer Indemnitee pursuant to Article VII. Any withheld Escrowed Shares, to the extent not applied in satisfaction of such indemnification obligations referred to in the preceding sentence, shall be delivered to Seller promptly upon resolution of the disputes related to indemnification obligations arising under this Agreement. Nothing in this Section 2.06 shall be construed as limiting the liability of Seller to the Escrowed Shares, nor shall payments from the Escrowed Shares be considered as liquidated damages for any breach under this Agreement or any other Ancillary Document.

Section 2.07Allocation of Purchase Price.

  Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for Tax purposes in accordance with applicable Law.  A draft of the final allocation of the Purchase Price proposed by Buyer for Tax purposes (the “Allocation Schedule”) shall be prepared by Buyer and delivered to Seller within sixty (60) days following the Closing Date.  If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within sixty (60) days following the Closing Date, such dispute shall be resolved by the Independent Accountant.  The fees and expenses of the Independent Accountant incurred under this Section 2.07 shall be borne equally by Seller and Buyer.  Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.  Any adjustments to the Purchase Price herein shall be allocated pursuant to Treasury Regulation Section 1.1060-1(e)(1)(ii)(B) in a manner consistent with the Allocation Schedule.

Section 2.08Withholding Tax

.  After prior notice to Seller, Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law.  All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.09Third Party Consents

.  To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this

Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible.  If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.  Notwithstanding any provision in this Section 2.09 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

Section 2.10Further Assurances for Purchased Assets.

  It is the intention of the parties that Buyer acquire all assets, properties and rights necessary for the operation of the Business, other than the Excluded Assets.  In the event that after the Closing, it is discovered that certain assets, properties or rights, including Intellectual Property Assets and rights under Intellectual Property Agreements, were not included in the Purchased Assets transferred at Closing, and such assets, properties or rights are needed by Buyer in the operation of the Business, then Seller shall either (at Seller’s election) provide temporary access to such required assets, properties or rights under the Transition Services Agreement or, if such assets, properties or rights are not otherwise used by Seller, to assign and convey such assets, properties or rights to Buyer, in each case upon the reasonable request of Buyer, at no additional cost or expense to Buyer other than any costs properly chargeable under the Transition Services Agreement.

Article III
Closing

Section 3.01Closing

.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Buchanan Ingersoll & Rooney PC, 301 Grant Street, 20th Floor, Pittsburgh, PA 15219 on the second business day after all of the conditions to closing set forth in Article VIII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) ; or at such other time, date or place as Seller and Buyer may mutually agree upon in writing.  The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02Closing Deliverables

.

(a)At the Closing, Seller shall deliver to Buyer the following:

(i)a bill of sale, assignment and assumption agreement in the form of Exhibit B hereto (the “Bill of Sale, Assignment and Assumption Agreement”) and duly executed by Seller transferring the tangible personal property included in the Purchased Assets to Buyer and effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(ii)assignment(s) in the form of Exhibit C hereto (the “Intellectual Property Assignments”) and duly executed by Seller or any applicable third party, transferring all of Seller’s or such third party’s right, title and interest in and to the Intellectual Property Assets;

(iii)a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller;

(iv)a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Seller certifying:  (i) that attached thereto are true and complete copies of all resolutions adopted by the board of managers of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (ii) the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(v)such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement;

(vi)executed counterparts of all approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedules and have been received by Seller;

(vii)the Escrow Agreement duly executed by the Seller;

(viii)a transition services agreement in the form of Exhibit D hereto (the “Transition Services Agreement”) duly executed by the Seller;

(ix)evidence of release of all Encumbrances with respect to the Purchased Assets; and

(x) a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(b)At the Closing, Buyer shall deliver to Seller the following:

(i)evidence of payment of the Cash Consideration by wire transfer of immediately available funds to the bank account specified in writing by the Seller no less than five (5) Business Days prior to the Closing Date;

(ii)evidence of irrevocable instructions to Buyer’s transfer agent instructing it to issue the Initial Shares in book entry form to Seller;

(iii)the Escrow Agreement duly executed by the Buyer and the Escrow Agent, and evidence of irrevocable instructions to Buyer’s transfer agent instructing it to issue the Escrowed Shares to the Escrow Agent pursuant to the Escrow Agreement;

(iv)the Bill of Sale, Assignment and Assumption Agreement duly executed by Buyer;

(v)the certificates of the Secretary or Assistant Secretary (or equivalent officer) of Buyer certifying:  (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (ii) the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(vi)executed counterparts of all approvals, consents and waivers that are listed on Section 5.03 of the Disclosure Schedules and have been received by Buyer;

(vii)the Transition Services Agreement duly executed by the Buyer; and

(viii) a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

Article IV
Representations and Warranties of Seller

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE IV).

Section 4.01Organization and Qualification of Seller

.  Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted.  Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary; except where the failure to be so duly qualified or in good standing would not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 4.02Authority of Seller

.  Seller has full limited liability company power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller.  This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.  When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 4.03No Conflicts; Consents

.  The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:  (a) conflict with or result in a violation or breach of, or default under, any provision of the Articles of Organization, operating agreement or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04Financial Statements

.  Copies of the statements of revenue and direct expenses of the Business for the years 2017 and 2016 (the “Annual Statements of Income”), and financial statements consisting of assets acquired and liabilities assumed by Buyer as of October 31, 2018 and the related statement of revenue and direct expenses for the ten-month period then ended (the “Interim Financial Statements” and together with the Annual Statements of Income, the “Financial Statements”) have been delivered to Buyer.  The Financial Statements are based on the books and records of the Business, and fairly present (i) the assets acquired and liabilities assumed by Buyer and the revenue and direct expenses of the Business as of the respective dates they were prepared, and (ii) the operations of the Business for the periods indicated.  The statement of assets acquired and liabilities assumed as of October 31, 2018 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” Seller maintains a standard system of accounting.

Section 4.05Undisclosed Liabilities

.  Seller has no Liabilities with respect to the Business, except (a) those listed on Section 4.05 of the Disclosure Schedules, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.06Absence of Certain Changes, Events and Conditions

.  Except as listed on Section 4.06 of the Disclosure Schedules, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a)event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Business;

(b)material change in any method of accounting or accounting practice for the Business;

(c)entry into any Contract that would constitute a Material Contract with respect to the Business;

(d)incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(e)transfer, assignment, sale or other disposition of any of the Purchased Assets, except for the sale of Inventory in the ordinary course of business;

(f)cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(g)transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property Assets or Intellectual Property Agreements constituting Purchased Assets;

(h)abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Intellectual Property Assets constituting Purchased Assets;

(i)material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(j)acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit constituting a Purchased Asset;

(k)imposition of any Encumbrance upon any of the Purchased Assets;

(l)(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former Business Personnel, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employee of the Business, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former Business Personnel;

(m)hiring or promoting any person working for the Business except to fill a vacancy in the ordinary course of business;

(n)adoption, modification or termination of any:  (i) employment, severance, retention or other agreement with any current or former Business Personnel, (ii) Benefit Plan applicable to any current or former Business Personnel, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(o)any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former Business Personnel;

(p)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(q)purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business, except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice;

(r)any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07Material Contracts

.

(a)Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which the Business or any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Intellectual Property Agreements, being “Material Contracts”), specifying for each the date, title and parties thereto:

(i)all Contracts involving aggregate consideration in excess of Fifty Thousand Dollars ($50,000) and which, in each case, cannot be cancelled without penalty and without more than thirty (30) days’ notice;

(ii)all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii)all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi)all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) which are not cancellable without material penalty or without more than thirty (30) days’ notice;

(vii)all Contracts with any Governmental Authority (“Government Contracts”);

(viii)all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)all joint venture, partnership or similar Contracts;

(x)all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xi)all powers of attorney with respect to the Business or any Purchased Asset; and

(xii)all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.

(b)Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect.  None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract.  No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.  There are no material disputes pending or threatened under any Contract included in the Purchased Assets.

Section 4.08Title to Purchased Assets

.  Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets.  This Section 4.08 does not relate to Intellectual Property, such items being the subject of Section 4.11.  All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a)those items set forth in Section 4.08 of the Disclosure Schedules;

(b)liens for Taxes not yet due and payable;

(c)mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets; or

(d)liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 4.09Condition and Sufficiency of Assets

.  The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.  None of the Excluded Assets are material to the Business.

Section 4.10Real Property

.  Except as set forth in Section 4.10 of the Disclosure Schedules, there is no real property owned or leased by Seller and used in or necessary for the conduct of the Business as currently conducted.

Section 4.11Intellectual Property

.

(a)Section 2.01(c) of the Disclosure Schedules contains a correct, current and complete list of:  (i) all Intellectual Property Registrations relating to Purchased Assets, specifying as to each, as applicable:  the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; (ii) all unregistered Trademarks relating to Purchased Assets included in the Intellectual Property Assets; (iii) all proprietary Software constituting Purchased Assets included in the Intellectual Property Assets by name and version number; and (iv) all other Intellectual Property Assets that are used or held for use in the conduct of the Business as currently conducted or proposed to be conducted.  All required filings and fees related to the Intellectual

Property Registrations relating to Purchased Assets have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.  Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations relating to Purchased Assets.

(b)

(i)Section 2.01(b) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements relating to Purchased Assets, specifying for each the date, title and parties thereto.  Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements relating to Purchased Assets, including all modifications, amendments and supplements thereto and waivers thereunder.  Each Intellectual Property Agreement relating to a Purchased Asset is valid and binding on Seller in accordance with its terms and is in full force and effect.  Neither Seller nor, to Seller’s Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement relating to a Purchased Asset.

(ii)Section 4.11(b)(ii) of the Disclosure Schedules contains a complete list of any proprietary Software included in the Purchased Assets which is derived from in any manner (in whole or in part) or links to, includes, forms any part of, relies on, is distributed with, incorporates or contains any Public Software, and for all such Public Software specifying the name, version number, Public Software license type and version, and how such Public Software is used, licensed or distributed by the Seller in connection with the proprietary Software included in the Intellectual Property Assets.  “Public Software” means any software, libraries or other code that is licensed under or is otherwise subject to Open License Terms.  The term “Open License Terms” means terms in any license, distribution model or other agreement for software, libraries or other code (including middleware and firmware) (the “Work”) which require, as a condition of use, reproduction, modification and/or distribution of the Work (or any portion thereof) or of any other software, libraries or other code (or a portion of any of the foregoing), in each case, that is incorporated into or includes, relies on, linked to or with, derived from in any manner (in whole or in part), or distributed with a Work (collectively, “Related Software”), including any of the following:  (i) the making available of source code or any information regarding the Work or any Related Software; (ii) the granting of permission for creating modifications to or derivative works of the Work or any Related Software; (iii) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any person under Intellectual Property rights (including Patents) regarding the Work alone, any Related Software alone or the Work or Related Software in combination with other hardware or software; (iv) the imposition of any restrictions on future Patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property rights through any means; (v) the obligation to include or otherwise communicate to other persons any form of acknowledgement and/or copyright notice regarding the origin of the Work or Related Software; or (vi) the obligation to include disclaimer language, including warranty disclaimers and disclaimers of consequential damages.  By means of example only, Open License Terms includes any versions of the following agreements, licenses or distribution models:  (A) the GNU General Public License (GPL); (B) Lesser/Library GPL (LGPL); (C) the Common Development and Distribution License (CDDL); (D) the Artistic License (including PERL); (E) the Netscape Public License; (F) the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL); (G) the Apache License; (H) the Common Public License; (I) the Affero GPL (AGPL); (J) the Berkley Software Distribution (BSD); (K) the Mozilla Public License (MPL), or (L) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the open source.org website.  Software distributed under less restrictive free or open source licensing and distribution models such as those obtained under the MIT or Boost Software License, or any similar licenses, and any software that is a public domain dedication are also “Public Software.”

(c)Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets relating to Purchased Assets, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted or proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances (except that all infringement representations are covered exclusively in paragraph (f)).  Seller has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with Seller in the form attached to Section 4.11(c) of the Disclosure Schedules.  Seller has provided Buyer with true and complete copies of all such Contracts.

(d)Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Buyer’s right to own or use any Intellectual Property Assets relating to Purchased Assets or any Intellectual Property relating to Purchased Assets subject to any Intellectual Property Agreement.

(e)All of the Intellectual Property Assets relating to Purchased Assets are valid and enforceable, and all Intellectual Property Registrations relating to Purchased Assets are subsisting and in full force and effect.  Seller has taken commercially reasonable steps to maintain and enforce the Intellectual Property Assets relating to Purchased Assets and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets.

(f)Seller has not received a notice (written or otherwise) that any of, the Intellectual Property Assets or the Intellectual Property licensed under the Intellectual Property Agreements (collectively, the “Intellectual Property Rights”) has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement.  The Seller has not received a written notice of a claim nor, to the Knowledge of Seller, do the Intellectual Property Rights violate or infringe upon the rights of any Person.  To the Knowledge of the Seller, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.  The Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of all of the Intellectual Property Assets, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g)There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding) settled, pending or to Seller’s Knowledge threatened (including in the form of offers to obtain a license):  (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation, or violation by any Person of any Intellectual Property Assets.  Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action.  Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets relating to Purchased Assets.

Section 4.12Customers and Suppliers

.

(a)Section 4.12(a) of the Disclosure Schedules separately sets forth with respect to the Business (i) the top ten (10) customers in aggregate accrued revenues for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of accrued revenue recognized from each Material Customer during such periods.  Seller has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b)Section 4.12(b) of the Disclosure Schedules separately sets forth with respect to the Business (i) the top ten (10) suppliers in aggregate consideration paid by Seller for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods.  Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.13Insurance

.  There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any insurance policies maintained by Seller or its Affiliates (collectively, the “Insurance Policies”) as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 4.14Legal Proceedings; Governmental Orders

.

(a)Except as set forth in Section 4.14(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 4.15Compliance with Laws; Permits

.

(a)Seller has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, except any non-compliance which would not result in a material Loss.

(b)All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect.  All fees and charges with respect to such Permits as of the date hereof have been paid in full.  Section 4.15(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration.  No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.15(b) of the Disclosure Schedules.

By making the representations in this Section 4.15, Seller is not assuming any responsibility for what Permits may be required for Buyer’s operation of the Business after the Closing Date.

Section 4.16Environmental Matters

. The operations of Seller with respect to the Business and the Purchased Assets are currently, and at all times have been, in compliance with all Environmental Laws, and no Liabilities exist under any Environmental Laws with respect to the Business, the Purchased Assets or the Assumed Liabilities.

Section 4.17Employee Benefit Matters

.

(a)Section 4.17(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.17(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)Each Benefit Plan and any related trust has been established, administered and maintained in accordance with its terms and in substantial compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws).  Neither Seller nor any of its ERISA Affiliates has incurred or reasonably expects to incur, and either directly or indirectly, any Liability relating to employee benefit plans, and no such Liability currently exists.

Section 4.18Employment Matters

.

(a)Section 4.18(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof (or such other date as specified herein), including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized (the “Business Personnel”), and sets forth for each such individual the following:  (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.  As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all Business Personnel for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions, bonuses or fees.

(b)Seller is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing or purporting to represent any employee of Seller, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.

(c)Seller is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of the Business.  Seller is in compliance with and has complied with all immigration laws, including Form I‑9 requirements and any applicable mandatory E‑Verify obligations.  There are no Actions against Seller pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business.

Section 4.19Taxes.

(a)All Tax Returns with respect to the Business required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed.  Such Tax Returns are, or will be, true, complete and correct in all respects.  All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.  No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation in that jurisdiction.

(b)Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes or Tax Returns of Seller.

(d)All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e)Seller is not a party to any Action by any taxing authority.  There are no pending or threatened Actions by any taxing authority.

(f)There are no Encumbrances for Taxes upon any of the Purchased Assets nor to Seller’s Knowledge is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g)Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h)Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(i)Seller has properly collected and remitted sales and similar Taxes with respect to sales made to its customers or has properly received or retained exemption certificates and other documentation for all sales made without charging or remitting sales or similar Taxes that qualify such sales as exempt from sales and similar Taxes.

Section 4.20Brokers

.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

Section 4.21Status and Investment Intent

.

(a)Accredited Investor.  Seller is an “accredited investor” as defined in Rule 501 under the Securities Act.

(b)Investment Intent.  Seller is acquiring the Buyer Shares for investment purposes only for its own account and not with the view to, or with any intention of, resale, distribution or other disposition thereof, in violation of the Securities Act.  Seller does not have any direct or indirect arrangement or understanding with any other Person to distribute, or regarding the distribution of, the Buyer Shares, in violation of the Securities Act or any other applicable state securities law.

(c)Restricted Securities.  Seller acknowledges that the Buyer Shares are “restricted securities” that, until registered pursuant to Section 6.10, may not be freely sold or transferred except pursuant to an exemption from registration under the Securities Act.

Section 4.22Full Disclosure

.  No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 4.23Disclosure Schedules

. Seller may, from time to time prior to or at the Closing, by notice to Buyer in accordance with the terms of this Agreement, supplement, amend or create any Disclosure Schedule, in order to add information or correct previously supplied information.  No such amendment shall be evidence, in and of itself, that the representations and warranties in the corresponding Section are no longer true and correct in all material respects.  It is specifically agreed that such Schedules may be amended to add immaterial, as well as material, items thereto.  No such supplemental, amended or additional Schedule shall be deemed to cure any breach for purposes of this Article IV.  If, however, the Closing occurs, any such supplement, amendment or addition will be effective to cure and correct for all other purposes any breach of any representation or warranty which would have existed if Seller had not made such supplement, amendment or addition, and all references to any Section of the Disclosure Schedule hereto which is supplemented or amended as provided in this Section 4.23 shall for all purposes after the Closing be deemed to be a reference to such Section of the Disclosure Schedule as so supplemented or amended.  In such case, Buyer shall be deemed to have waived any and all rights, remedies or other recourse against Seller to which Buyer might otherwise be entitled in respect of such breach of such representation or warranty, including any rights or remedies under Article VII.  For clarity, in the event of any material change in or addition to the Disclosure Schedules after the date of this Agreement, Buyer shall have the right to terminate this Agreement or to seek to renegotiate the terms of this Agreement, but if Buyer chooses to close the transactions contemplated hereby despite such change in or addition to the Disclosure Schedules, then Buyer shall have no right to seek damages from any breach of the applicable representation or warranty resulting from such change or addition.

Article V
Representations and Warranties of Buyer

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof and will be true and correct as of the Closing Date unless otherwise noted in such statement.

Section 5.01Organization of Buyer

.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being and as heretofore conducted.

Section 5.02Authority of Buyer

.  Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.  When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03No Conflicts; Consents

.  The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:  (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.04Brokers

.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.05Legal Proceedings

.  There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer required to be disclosed in Buyer’s public filings that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.06Sufficiency of Funds

.  Buyer has, and at the Closing will have, sufficient cash on hand or other sources of financing in order to consummate the transactions contemplated by this Agreement and to fulfill its obligations hereunder, including without limitation payment to Seller of the Cash Consideration at the Closing.

Section 5.07Valid Issuance

.  The Initial Shares and the Escrowed Shares to be issued by Buyer pursuant to Section 2.05 have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions, except for restrictions on transfer imposed by applicable securities laws. Buyer is eligible to use SEC Form S-3 to register the Initial Shares and Escrowed Shares.

Section 5.08SEC Reports; Financial Statements

.  Buyer has filed with the SEC all reports, including amendments thereto, required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of Buyer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP and fairly present in all material respects the financial position of Buyer and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended.  In the case of unaudited interim financial statements, such statements include all adjustments (including normal recurring accruals) necessary for a fair presentation of the consolidated financial position, results of operations and cash flow for the periods presented.

Section 5.09Absence of Changes.

  Since the last quarterly report on Form 10-Q filed by Buyer, there has not been a material adverse effect on Buyer other than as disclosed by Buyer in any filing with the SEC.  To Buyer’s knowledge, there has not been any Law or Governmental Order adopted or rescinded which would be reasonably expected to have a material adverse effect on Buyer.

Section 5.10Governmental Authorizations.

  Except for (a) the requirements of federal and state securities laws, (b) the filing of appropriate documents with the NASDAQ Stock Market, or (c) the filing of a Form 8-K or a registration statement with respect to common stock with the SEC, if applicable, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.11Listing and Maintenance Requirements.

  Except as set forth on Schedule 5.11 of the Disclosure Schedules, Buyer has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that Buyer is not in compliance with the listing or maintenance requirements of such Trading Market. Buyer is currently in compliance with all such listing and maintenance requirements. The Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and Buyer is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

Article VI
Covenants

Section 6.01Employees and Employee Benefits

.

(a)Commencing on the Closing Date, Seller shall terminate the employees of the Business listed on Section 6.01of the Disclosure Schedules, and, at Buyer’s sole discretion, Buyer may offer employment, on an “at will” basis, to any or all of such employees.

(b)Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date.

(c)Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date.  Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date.  Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d)Each employee of the Business who becomes employed by Buyer in connection with the transaction shall be given service credit for the purpose of eligibility under the group health plan and eligibility and vesting only under the defined contribution retirement plan for his or her period of service with the Seller prior to the Closing Date; provided, however, that (i) such credit shall be given pursuant to payroll or plan records, at the election of the Buyer, in its sole and absolute discretion; and (ii) such service crediting shall be permitted and consistent with Buyer’s defined contribution retirement plan.

Section 6.02Confidentiality

.  From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.  If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain, at Buyer’s expense, an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.03Non-Competition

.

(a)For a period of four (4) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Subsidiaries, Kent Heyman, Maurice Gallagher, Jr. or Ryan Owen to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship.  Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b)Seller acknowledges that a breach or threatened breach of this Section 6.03 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(c)Seller acknowledges that the restrictions contained in this Section 6.03 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement.  In the event that any covenant contained in this Section 6.03 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law.  The covenants contained in this Section 6.03 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.04Books and Records

.

(a)In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Buyer shall:

(i)retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii)upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b)In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, Seller shall:

(i)retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.04 where such access would violate any Law.

Section 6.05Bulk Sales Laws

.  The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.06Receivables

.  From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five (5) Business Days after its receipt thereof.  From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five (5) Business Days after its receipt thereof.

Section 6.07Transfer Taxes

.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due.  Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.08Tax Clearance Certificates

.  If requested by Buyer, Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of Seller.  If any taxing authority asserts that Seller is liable for any Tax, Seller shall indemnify and hold harmless Buyer from any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.

Section 6.09Further Assurances

.  Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

Section 6.10Registration Rights

.

(a)The following terms are defined as follows for purposes of this Section 6.10:

(i)“Effective Date” means with respect to any Registration Statement filed in accordance with this Section 6.10, the earlier of the 90th day following the respective date of filing with the SEC and the date which is within five (5) Business Days of the date on which the SEC informs Buyer that the SEC (i) will not review the Registration Statement or (ii) that Buyer may request the acceleration of the effectiveness of the Registration Statement.

(ii)“Holders” means Seller or any of its respective Affiliates or transferees to the extent any of them hold Registrable Securities.

(iii)The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement.

(iv)“Registrable Securities” means:  (i) the Buyer Shares, and (ii) the shares of Buyer’s common stock issued or issuable as a result of any stock dividend or stock split with respect to the Buyer Shares or in connection with a combination of shares, recapitalization, consolidation or other reorganization; provided, however, that no shares shall be treated as Registrable Securities that are (x) sold by a Holder or (y) in the opinion of counsel to Buyer, may be freely sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act so that all transfer restrictions and legends with respect thereto are removed from such shares upon consummation of such sale.

(v)“Registration Expenses” shall mean all expenses incurred by Buyer in compliance with this Section 6.10, whether or not any registration statement is filed or becomes effective and whether or not any Registrable Securities are sold pursuant to such registration statement, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for Buyer, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of Buyer, which shall be paid in any event by Buyer).

(vi)“Selling Expenses” shall mean all brokerage commissions, underwriting or placement fees, and fees and disbursements of counsel for the Holders, if any, relating to the sale or disposition of Registrable Securities by the Holders pursuant to any Registration Statement filed pursuant to this Section 6.10.

(b)Subject to the provisions of this Section 6.10, Buyer shall file, not later than sixty (60) days after the Closing Date, and use its best efforts to cause to be declared effective not later than its applicable Effective Date, a registration statement (the

“Registration Statement”) on any appropriate form under the Securities Act for all Buyer Shares included in Registrable Securities, such as to permit the public resale of such Buyer Shares.  In the event Buyer fails to cause such Registration Statement to be declared effective by the Effective Date, Buyer shall pay to each Holder, as liquidated damages and not as a penalty, on each monthly anniversary of the Effective Date (each an “Anniversary Date”) and until such Registration Statement is declared effective, an amount equal to 1% of the value of all or any portion of the Holder’s Shares included in Registrable Securities that are not registered, with such value determined based on the closing share price of Buyer’s common stock on the Anniversary Date (each a “Liquidated Damages Payment”); provided, however, Buyer shall not be required to make more than six (6) Liquidated Damages Payments.

(c)In connection with Buyer’s registration obligations hereunder, Buyer shall:

(i)prepare and file with the SEC a Registration Statement on Form S‑3 (or if Buyer is not then eligible to register for resale the Registrable Securities on Form S‑3 such registration shall be on another appropriate form in accordance herewith) and cause the Registration Statement to become effective and remain effective as provided herein;

(ii)(A) prepare and file with the SEC such amendments, including post-effective amendments, to the Registration Statement as may be necessary to keep the Registration Statement continuously effective as to the applicable Registrable Securities for a period of two (2) years; (B) cause the related prospectus to be amended or supplemented by any required prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424 (or any similar provisions then in force) promulgated under the Securities Act; (C) respond promptly to any comments received from the SEC with respect to the Registration Statement or any amendment thereto and promptly provide the Holders true and complete copies of all correspondence from and to the SEC relating to the Registration Statement; and (D) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by the Registration Statement during the applicable period in accordance with the intended methods of disposition by the Holders thereof set forth in the Registration Statement as so amended or in such prospectus as so supplemented;

(iii)promptly notify the Seller:  (A) if the SEC notifies Buyer if there will be a “review” of such Registration Statement and whenever the SEC comments in writing on such Registration Statement; (B) when the Registration Statement and any post-effective amendment thereto has become effective; and (C) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities or the initiation of any Action for that purpose;

(iv)Buyer shall promptly furnish to Holders’ counsel, if any, without charge, (A) any correspondence from the SEC or the SEC’s staff to Buyer or its representatives relating to any Registration Statement and (B) promptly after the same is prepared and filed with the SEC, a copy of any written response to the correspondence received from the SEC; and

(v)cooperate with the Holders to facilitate the timely delivery of the Registrable Securities, in book entry form, to be sold pursuant to a Registration Statement, or the timely preparation and delivery of certificates representing such Registrable Securities, if in printed form, which certificates shall be free of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as such Holder may request at least two (2) business days prior to any sale of Registrable Securities.

(d)The Holders shall furnish to Buyer such information regarding such Holder and the distribution proposed by the Holders as Buyer may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

(e)All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this Section 6.10 shall be borne by Buyer, and any and all Selling Expenses shall be borne by the Holders.

(f)Registration Rights Indemnification.

(i)Buyer will indemnify and hold harmless each Holder and, with respect to any Holder that is not a natural person, its directors/managers and officers and each Person, if any, who controls such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, to the fullest extent permitted by applicable law with respect to each registration which has been effected pursuant to this Section 6.10 against all claims, losses, damages and Liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Buyer of the Securities Act or any rule or regulation thereunder applicable to Buyer and relating to action or inaction required of Buyer in connection with any such registration, qualification or compliance; provided that Buyer will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to Buyer by such Holder.  If any action or proceeding shall be brought or asserted against any Holder in respect of which indemnity may be sought from Buyer, such Holder shall promptly notify Buyer in writing and Buyer shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Holder and the payment of all expenses.  Buyer shall not be liable for any settlement of any such action or proceeding effected without its written consent, but if settled with its written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, Buyer agrees to indemnify and hold harmless the Holders from and against any loss or liability by reason of such settlement or judgment.

(ii)Each Holder agrees to indemnify and hold harmless Buyer, its directors and officers and each Person, if any, who controls Buyer within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from Buyer to such Holder, but only with respect to claims based solely on information relating to such Holder furnished in writing by such Holder expressly for use in any Registration Statement or prospectus, or any amendment or supplement thereto, or any preliminary prospectus.  In case any action or proceeding shall be brought against Buyer or its directors or officers or any such controlling person, in respect of which indemnity may be sought against a Holder, such Holder shall have the rights and duties given Buyer, and Buyer or its respective directors or officers or such controlling person shall have the rights and duties given to each Holder by the preceding paragraph.  In no event shall the liability of any Holder hereunder be greater in amount than the dollar amount of the proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

Section 6.11Sales under Rule 144

.  If the Registration Statement is not available as a mechanism for Buyer to sell the Buyer Shares, Buyer agrees to reasonably cooperate with Seller upon its sale of any shares of Buyer Shares under SEC Rule 144.  In that regard, Buyer shall cause its counsel to promptly issue opinion letters to Buyer’s transfer agent to clear the stock for transfer upon presentation of customary Rule 144 paperwork and Seller’s compliance with the requirements of Rule 144.  Such cooperation shall be without charge by Buyer or Buyer’s counsel to Seller.

(a)Current Public Information. Buyer agrees to file all required SEC Reports on a timely basis during the one-year period following the Closing in order to comply with the current public information requirement of SEC Rule 144.

(b)Buyer agrees that it will not consider Seller to be an affiliate of Buyer for purposes of Rule 144 solely based on the number of Buyer Shares issued to Seller pursuant to this Agreement .

(c)Cooperation for Block Trades.  Upon request of Seller, Buyer shall use good faith reasonable efforts to facilitate a block sale of portions of the Buyer Shares on terms mutually agreeable to Seller and the purchasers of such stock.  Seller shall be responsible for all third party fees and legal compliance associated with any such block sale.

(d)Removal of Restrictive Legend.  Upon request of Seller, Buyer shall cause all restrictive legends to be removed from the stock certificates representing the Buyer Shares consistent with the SEC rules (that is, if the Seller is not an affiliate of Buyer and has held the stock for at least one year) upon presentation of customary Rule 144 paperwork and Seller’s compliance with the requirements of Rule 144 and without charge by Buyer or Buyer’s counsel to Seller. Upon Buyer’s compliance with this Section 6.11 and the removal of the restrictive legends on the Buyer Shares in accordance herewith, Buyer shall no longer be obligated to comply with or be subject to the terms of Section 6.10.

Section 6.12Listing of Common Stock.

Buyer hereby agrees to use best efforts to maintain the listing or quotation of the Common Stock on the Trading Market on which it is currently listed, and concurrently with the Closing, Buyer shall apply to list or quote all of the Initial Shares and the Escrowed Shares on such Trading Market and promptly secure the listing of all of the Initial Shares and the Escrowed Shares on such Trading Market. Buyer further agrees, if Buyer applies to have the Common Stock traded on any other Trading Market, it will then include in such application all of the Initial Shares and the Escrowed Shares, and will take such other action as is necessary to cause all of the Initial Shares and Escrowed Shares to be listed or quoted on such other Trading Market as promptly as possible.  Buyer will then take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all respects with Buyer’s reporting, filing and other obligations under the bylaws or rules of the Trading Market. Buyer agrees to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust.

Section 6.13Post-Closing Audit

.  Buyer shall prepare, or cause to be prepared, at Buyer’s sole cost and expense, any and all balance sheets, statements of income, cash flows and stockholders’ equity for the Business in accordance with GAAP and the applicable sections of the SEC Division of Corporate Finance’s Financial Reporting Manual, as required by Regulation S-X for the following periods (or any other such periods as may be required thereby), and together with all footnotes required by GAAP, as of and for (A) each of the years ended December 31, 2016 and December 31, 2017, which shall be audited by a registered accounting firm selected by Buyer (the “Audit Firm”) and (B) the partial period beginning on January 1, 2018 and ending on September 30, 2018, which shall not be required to be audited by the Audit Firm, which financial statements shall be prepared in a manner meeting the requirements of GAAP.  Seller acknowledges and consents to the foregoing and to Audit Firm’s delivery of the financial statements referenced in this Section 6.13 to Buyer and agrees to, at Buyer’s sole cost and expense for any incremental out-of-pocket costs, reasonably promptly provide any necessary information post-Closing in cooperation with Buyer and the Audit Firm to assist the Audit Firm in the completion of an audit of the financial statements and, including executing such management and other representation letters as shall be requested by the Audit Firm, so that the Audit Firm is able to complete its audit of the financial statements. Seller shall also cooperate with Buyer by providing information in its possession to the Audit Firm to facilitate its ability to deliver one or more customary “comfort letters” as reasonably requested by Buyer.  Seller shall cooperate and provide information promptly upon request in order to facilitate the Audit Firm being able to deliver the financial statements described in this Section 6.13 on or prior to sixty (60) days following the Closing.  In addition to the foregoing, Seller agrees to, at Buyer’s sole cost and expense, take any additional actions necessary post-Closing in cooperation with Buyer and the Audit Firm to allow Buyer to comply with its reporting obligations under Regulation S-X in connection with its purchase of the Business.

Section 6.14Conduct of Business Prior to the Closing.

From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact its current Business organization and operations and to preserve the rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall use good faith efforts to:

(a)preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b)pay the debts, Taxes and other obligations of the Business when due;

(c)maintain the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation consistent with past practice;

(e)perform all of its obligations under all Assigned Contracts;

(f)maintain the Books and Records in accordance with past practice;

(g)comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(h)not affirmatively take any action that would cause any of the changes, events or conditions described in Section 4.06 to occur without the consent of Buyer, which consent shall not be unreasonably withheld.

Section 6.15Access to Information.

  From the date hereof until the earlier of the termination of this Agreement or the Closing, Seller shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 6.15 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 6.16No Solicitation of Other Bids.

(a)On or before February 15, 2019, Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b)Seller agrees that the rights and remedies for noncompliance with this Section 6.16 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.17Notice of Certain Events.

  From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(a)any fact, circumstance, event or action the existence, occurrence or taking of which (i) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (iii) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.01 to be satisfied;

(b)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c)any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(d)any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.14 or that relates to the consummation of the transactions contemplated by this Agreement.

Section 6.18Consents.

(a)Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents, authorizations, orders and approvals from, all third parties that are described in Section 4.03 of the Disclosure Schedules.

(b)Without limiting the generality of the parties’ undertakings pursuant to subsection (a) above, each of the parties hereto shall use all reasonable best efforts to:

(i)respond to any inquiries by any Governmental Authority with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

Section 6.19Closing Conditions.

  From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof.

Article VII
Indemnification

Section 7.01Survival

.  Subject to the limitations and other provisions of this Agreement, the representations and warranties of Seller contained herein shall survive the Closing and shall remain in full force and effect until March 31, 2020; provided, that the representations and warranties in (i) Section 4.01 (Organization and Qualification of Seller), Section 4.02 (Authority of Seller), Section 4.20 (Brokers), Section 5.01 (Organization of Buyer), Section 5.02 (Authority of Buyer), Section 5.04 (Brokers) and Section 5.07 (Valid Issuance) shall survive indefinitely, (ii) Section 4.16 (Environmental Matters) shall survive for a period of three (3) years after the Closing, (iii) Section 4.11 (Intellectual Property) shall survive for a period of two (2) years after the Closing, and (iv) Section 4.17 (Employee Benefit Matters) and Section 4.19 (Taxes) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.  All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.02Indemnification by Seller

.  Subject to the other terms and conditions of this Article VII, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c)any Excluded Asset or any Excluded Liability; or

(d)any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates conducted, existing or arising on or prior to the Closing Date, other than the Assumed Liabilities.

Section 7.03Indemnification By Buyer

.  Subject to the other terms and conditions of this Article VII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)any Assumed Liability, to the extent the Purchase Price was reduced on a dollar-for-dollar basis therefore if required pursuant to Section 2.05.

Section 7.04Certain Limitations

.  The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 7.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) exceeds Fifty Thousand Dollars ($50,000) (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses in excess of the Basket amount.  The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 7.02(a) shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000) (the “Cap”).

(b)Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 7.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses in excess of the Basket amount.  The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 7.03(a) shall not exceed the Cap.

(c)Notwithstanding the foregoing, with respect to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01 (Organization and Qualification of Seller), Section 4.02 (Authority of Seller), Section 4.16 (Environmental Matters), Section 4.17 (Employee Benefit Matters), Section 4.19 (Taxes), Section 4.20 (Brokers), Section 5.01 (Organization of Buyer), Section 5.02 (Authority of Buyer), Section 5.04 (Brokers) and 5.07 (Valid Issuance), the Basket shall not apply and the Cap shall increase from $1,500,000 to the Purchase Price.

(d)For purposes of this Article VII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e)Each party shall (and shall cause its Affiliates to) use reasonable commercial efforts to pursue all legal rights and remedies available in order to mitigate the Losses for which indemnification is provided to it under this Article VII, in accordance with applicable law.

(f)The amount of Losses for which indemnification is provided under this Agreement will be reduced to take account of any Tax benefit actually received by the Indemnified Party arising from the incurrence or payment of any such Losses.

(g)The amount of Losses recoverable by an Indemnified Party under this Article VII with respect to an indemnity claim shall be reduced by the amount of any payment actually received by such Indemnified Party (or an Affiliate thereof), with respect to the Losses to which such indemnity claim relates, from an insurance carrier, net of any expenses incurred in connection therewith, including any increases to insurance premiums. An Indemnified Party shall use reasonable commercial efforts to pursue, and to cause its Affiliates to pursue, all insurance claims to which it may be entitled in connection with any Losses it incurs, and the parties shall cooperate with each other in pursuing insurance claims with respect to any Losses or any indemnification obligations with respect to Losses. If an Indemnified Party (or an Affiliate) actually receives any insurance payment in connection with any claim for Losses for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within 30 days of receiving such insurance payment, an amount equal to the excess of (A) the amount previously received by the Indemnified Party under this Article VII with respect to such claim plus the amount of the insurance payments actually received, net of any expenses incurred in connection therewith, including any increases to insurance premiums, over (B) the amount of Losses with respect to such claim which the Indemnified Party has become entitled to receive under this Article VII.

Section 7.05Indemnification Procedures

.  The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”.

(a)Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party.  In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the indemnified party (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party and that cannot be effectively pursued by counsel to Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required.  If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.  Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.02) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.05(b).  If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.  If the Indemnified Party fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer.  If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.  If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)Direct Claims.  Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have fifteen (15) calendar days after its receipt of such notice to respond in writing to such Direct Claim.  The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not so respond within such fifteen (15) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.06Payments; Escrowed Shares

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(a)Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.  The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten (10) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to five percent (5%).  Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(b)Any Losses payable to a Buyer Indemnitee pursuant to this Article VII shall first be satisfied:  (i) by withholding and delivering to such Buyer Indemnitee a portion of the Escrowed Shares in accordance with Section 2.06(b) and the Escrow Agreement; and (ii) to the extent the amount of Losses exceeds the Escrow Value, from Seller in accordance with the provisions of Section 7.06(a).

Section 7.07Tax Treatment of Indemnification Payments

.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.08Effect of Investigation

.  The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 7.09Exclusive Remedies

.  Subject to Section 2.06, Section 6.03 and Section 10.11, the parties acknowledge and agree that, following the Closing, their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII.  In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII.  Nothing in this Section 7.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

Article VIII
Conditions to Closing

Section 8.01Conditions to Obligations of Buyer.

  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)Other than the representations and warranties of Seller contained in Section 4.01, Section 4.02 and Section 4.20, the representations and warranties of Seller contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 4.01, Section 4.02 and Section 4.20 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)All approvals, consents and waivers under the customer contracts that are listed as items 1 and 2 on Section 4.03 of the Disclosure Schedules as delivered on the date of this Agreement shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)Seller shall have delivered to Buyer duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(a).

(g)All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(h)Buyer shall have received, from each of the employees of the Business listed on Section 8.01(h) of the Disclosure Schedules, countersigned offers of employment by Buyer in the form of Exhibit E hereto (the “Offer Letters”).

(i)Buyer shall have received approval from the applicable Trading Market to list the Buyer Shares in accordance herewith.

(j)Buyer shall have received from Mind Your Design LLC, a countersigned consulting agreement, in form and substance satisfactory to Buyer, for the purpose of transferring the ISM Pluto project intake system and associated domain name and additional actions in connection therewith.

(k)Buyer shall have received from Schensuntzu, LLC d/b/a The Station, a countersigned consulting agreement, in form and substance satisfactory to Buyer, for the purpose of providing video and marketing services to Buyer following the Closing.

(l)Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 8.02Conditions to Obligations of Seller.

  The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04, the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or material adverse effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or material adverse effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)All approvals, consents and waivers that are listed on Section 5.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing.

(e)Buyer shall have delivered to Seller duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(b).

(f)Buyer shall have received approval from the applicable Trading Market to list the Buyer Shares in accordance herewith.

(g)Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Article IX
Termination

Section 9.01Termination.

  This Agreement may be terminated at any time prior to the Closing:

(a)by the mutual written consent of Seller and Buyer;

(b)by either party if the Closing has not occurred by February 15, 2019, unless the failure to close is due solely to the failure of such party to fulfill its obligations hereunder;

(c)by Buyer by written notice to Seller if Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller’s receipt of written notice of such breach from Buyer;

(d)by Seller by written notice to Buyer if Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Seller.

(e)by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02Effect of Termination.

In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)as set forth in Section 6.02 hereof; and

(b)that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

Article X
Miscellaneous

Section 10.01Expenses

.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02Notices

.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e‑mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	ISM Connect, LLC 100 S. Main Doylestown, PA 18901 E-mail:kent.heyman@ismconnect.io Attention:Kent Heyman

with a copy to:	Ellis Funk, P.C. 3490 Piedmont Road, Suite 400 Atlanta, GA 30305 E-mail:rgoldberg@ellisfunk.com Attention:Robert B. Goldberg
If to Buyer:	Smith Micro Software, Inc. 5800 Corporate Drive, 5th Floor Pittsburgh, PA 15237 Attention:Timothy C. Huffmyer E-mail:thuffmyer@smithmicro.com legal@smithmicro.com
with a copy to:	Buchanan Ingersoll & Rooney PC 301 Grant Street, 20th Floor Pittsburgh, PA 15219 Attention:Brian S. Novosel, Esq. Jennifer R. Minter, Esq. E-mail:brian.novosel@bipc.com; jennifer.minter@bipc.com

Section 10.03Interpretation

.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein:  (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04Headings

.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05Severability

.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Except as provided in Section 6.03(c), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06Entire Agreement

.  This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07Successors and Assigns

.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08No Third-party Beneficiaries

.  Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09Amendment and Modification; Waiver

.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10Governing Law; Submission to Jurisdiction; Waiver of Jury Trial

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(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA IN EACH CASE LOCATED IN ALLEGHENY COUNTY, AND EACH PARTY

IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.10.

Section 10.11Specific Performance

.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12Counterparts

.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
SELLER: ISM Connect, LLC By:/s/ Kent Heyman Name: Kent Heyman Title: CEO
BUYER: Smith Micro Software, Inc.
By:/s/ Timothy C. Huffmyer Name: Timothy C. Huffmyer Title: CFO

[Signature Page to Asset Purchase Agreement]